ELECTRIC RATE SCHEDULE F.E.R.C. No. 61, Supplement No. 1
         SUPERSEDING ELECTRIC RATE SCHEDULE F.E.R.C. No. 61

                              Filed by:
                 ORANGE AND ROCKLAND UTILITIES, INC.
           Other utilities receiving or rendering service:
                      ROCKLAND ELECTRIC COMPANY
                       Service to be provided:
                All electricity requirements of buyer

                               POWER SUPPLY
                                 AGREEMENT

     Agreement made as of January 1, 1993, by and between ORANGE AND ROCKLAND UTILITIES, INC., a New York Corporation (hereinafter called "Seller"), and ROCKLAND ELECTRIC COMPANY, a New Jersey Corporation (hereinafter called "Buyer").

     The electric production, transmission and distribution facilities of Seller and Buyer, together with those of Pike County Light & Power Company a Pennsylvania Corporation, are operated as a single integrated system whose physically interconnected facilities are referred to hereinafter as the "System". The Seller has interchange agreements with other utilities and owns and operates the generating facilities and a major portion of the transmission facilities which supply the power requirements of the System. If there were no State lines between the territories served by the respective companies, the operation of the System would be carried out by one company. In consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1.     Electricity to be Sold and Purchased
               Seller agrees to sell and deliver and Buyer agrees to purchase and receive Buyer's entire requirements of electricity in quantities sufficient for Buyer's own use and for resale by Buyer in Buyer's franchise territory located in the State of New Jersey.

ARTICLE 2.     Points of Delivery
               The points of delivery of electricity by Seller to Buyer shall be at the junction of their lines crossing the boundary between the State of New York and the State of New Jersey.

ARTICLE 3.     Rate
               For all electricity delivered hereunder Buyer shall reimburse Seller for Seller's cost of rendering service, including return on investment as defined in Section 3.21.

               The payment by Buyer to Seller shall be the sum of (i) Seller's Expense incurred in rendering service to Buyer calculated in the manner described in Sections 3.11 to 3.15, inclusive, below, (ii) Fixed Costs, including return on investment, on Seller's plant used in rendering service to Buyer as calculated and allocated in the manner described in Section 3.21 to 3.26, inclusive, below, less (iii) Credit to Buyer for Net Power Sales Revenue calculated in the manner described in Section 3.3, below, less (iv) Credit to Buyer for Fixed Costs, including return on investment, on Buyer's plant used in rendering service to Seller as calculated and allocated in the manner described in Article 8, below:

3.0  Definition.
     Demand Ratio: The "Demand Ratio" is the percentage relationship which the demand of the Buyer bears to the total coincident peak demand on the Orange and Rockland System (which includes Orange and Rockland Utilities, Inc., Rockland Electric Company and Pike County Light & Power Company) at the time of the Orange and Rockland System annual peak. The Demand Ratio will be determined for each calendar year based on the inputof electricity to the distribution system of each of the three companies. Deliveries to other utilities shall not be considered in the determination of the Demand Ratio.

     The Demand Ratio used pursuant to Article 3 herein shall be the ratio as determined for the calendar year next preceding the billing month in question.

     Energy Ratio: The "Energy Ratio" is the percentage relationship which the amount of energy delivered to the Buyer's distribution system bears to the total amount of energy delivered to the distribution systems of Orange and Rockland
     Utilities, Inc., Rockland Electric Company and Pike County
     Light & Power Company.

     The Energy Ratio applicable to the bills rendered pursuant to
     Article 3 herein for each calendar month will be determined based on the input of electricity to the distribution system of each of the three companies for that calendar month.

     Functional Plant Groups: All utility plant is subdivided into the following Functional Plant Groups: Production Plant Coal Conversion Facilities, Production-Other, Transmission Plant, Distribution Plant and General Plant. As used herein these terms have the meaning ascribed to them in the Federal Energy Regulatory Commission's Uniform System of Accounts (except that "Coal Conversion Facilities" means the total of capital expenditures incurred in connection with the conversion of any Orange and Rockland generating units to coal fired generation and/or capital expenditures on modifications made subsequent to such conversion.

     Jointly Used Utility Plant: "Jointly Used Utility Plant" is Production Plant or Transmission Plant which is used and useful in the service of the customers of more than one company. Utility Plant will be considered to be in joint use if, under normal or emergency conditions, it is either in operation or would be placed in operation to provide service to the customers of more than one company.

     In addition, General Plant (such as office furniture and equipment) which is physically located at a jointly used facility and which is used in connection with the operation of said facility shall be included in Jointly Used Utility Plant.

     When the magnitude of the load in a particular area of Buyer's system is not sufficient to warrant the construction of transmission facilities to supply that area, the distribution facilities which are used to perform that transmission supply function and which otherwise meet the definition of Jointly Used Utility Plant shall be included in Jointly Used Utility Plant.

     The total original cost of each company's Jointly Used Utility Plant shall be determined annually as of December 31, and shall be recalculated to reflect only Major Plant Additions for each company as of the end of each calendar month during which such Major Plant Addition or Additions were placed in service.

     The original cost of Jointly Used Utility Plant as of December 31, until changed in accordance with the foregoing paragraph, shall be used pursuant to Article 3 herein with respect to all monthly bills rendered hereunder for services subsequent to the December 31 for which such original cost of Jointly Used Utility Plant was determined.

     When the original cost of Jointly Used Utility Plant is recalculated during the calendar year the calculation shall be made during the month following the month in which a Major Plant Addition was placed in service and the result thereof, until changed, shall be used pursuant to Article 3 herein for all monthly bills subsequently rendered hereunder.

     Joint Use Ratio: The "Joint Use Ratio" is the percentage relationship which a company's "Jointly Used Utility Plant" bears to its total electric utility plant. Joint Use Ratios shall be determined for each company and, separately, for each applicable functional plant group.

     Whenever the original cost of a company's Jointly Used Utility Plant is recalculated the Joint Use Ratios applicable to that Company's plant will also be recalculated.

     The Joint Use Ratios as of December 31, until changed in accordance with the provisions of the foregoing paragraph, shall be used for the purpose of Article 3 herein with respect to all monthly bills rendered for service subsequent to December 31 for which such Joint Use Ratios were determined.

     When Joint Use Ratios are recalculated during the calendar year the calculation shall be made during the month following the month in which a Major Plant Addition was placed in service and the result thereof, until changed, shall be used pursuant to
     Article 3 herein for all monthly bills.

     Major Plant Addition: A "Major Plant Addition" is an addition to plant which has an original cost of $25,000 or more and which is all or part of an approved project for the construction of utility plant.

     Property Insurance Ratio: The "Property Insurance Ratio" is the percentage relationship which a company's total property insurance expense as charged to Account No. 924 bears to the original cost of that company's total insurable electric utility plant.

     The Property Insurance Ratio will be calculated monthly based on the original cost of insurable electric utility plant as of the end of that month.

     Property Tax Ratio: The "Property Tax Ratio" is the percentage relationship which a company's total property tax expense as charged to Account No. 408 bears to the original cost of that company's total electric utility plant subject to property taxes.

     The Property Tax Ratio will be calculated monthly based on the original cost of electric utility plant subject to property tax as of the end of that month.

     The terms "Power Production Expenses", "Other Power Supply
     Expenses", "Transmission Expenses", "Distribution Expenses" and "Net Utility Operating Income" as used herein have the same meanings as those ascribed to them in the Federal Energy
     Regulatory Commission's Uniform System of Accounts.

3.1 Expenses. The following of Seller's reasonable and necessary expenses shall be billed to Buyer each month:

     3.11 Seller's Power Production Expenses, including Other Power Supply Expenses, except for gas turbine lease payments included therein, as recorded in its books of account for the current month, multiplied by the Energy Ratio, plus said gas turbine lease payments multiplied by the Demand Ratio.

     3.12 Seller's Transmission Expenses as recorded in its books of account for the current month (1) multiplied by the Joint Use Ratio for Seller's transmission plant and (2) multiplied by the Demand Ratio.

     3.13 Seller's Distribution Expenses as recorded in its books of account for the current month related to the major specific plant accounts associated with joint use plant will be determined by (1) multiplying said expenses by the ratio of joint use distribution facilities by plant account to the total distribution plant included in said plant accounts and (2) multiplied by the Demand Ratio.

     3.14 Seller's workers' compensation, public liability insurance and social security tax expense related to Production, Transmission and Distribution Expenses, chargeable to Buyer. This amount shall be determined each month by multiplying (1) the labor expense included in the charges billed for the month pursuant to Sections 3.11, 3.12, and 3.13 herein by (2) the currently effective rates for workmen's compensation, public liability insurance and social security tax expense.

     3.15 Sales taxes or gross receipts taxes, if any, applicable to revenue received hereunder.

3.2  Fixed Costs.   Seller shall charge to Buyer monthly the portion
     of Fixed Costs of Seller's Plant properly allocable to Buyer, as follows:

     3.21      Return on Investment.    Return on Investment
               chargeable to Buyer shall be computed as a percent (rate of return, as defined in Section 3.213 hereof) of Seller's net investment devoted to providing service to Buyer. The net investment shall consist of (1) the original cost less related accumulated provision for depreciation of Seller's plant allocable to Buyer plus (2) an allowance for working capital minus (3) the amount of deferred taxes allocable to Buyer.

     3.211 The original cost of Seller's plant allocable to Buyer shall be the product of Seller's current total original cost of Jointly Used Utility Plant except for Production - Coal Conversion Plant costs included therein, multiplied by the Demand Ratio plus said Production - Coal Conversion Plant costs multiplied by the Energy Ratio.

               The accumulated provision for depreciation related to the original cost of Seller's plant allocable to Buyer shall be determined separately by functional category. It shall consist of Seller's total accumulated provision for depreciation applicable to each Functional Plant Group (1) multiplied by the Joint Use Ratio applicable to that Functional Plant Group and (2) multiplied by the Demand Ratio except for Production - Coal Conversion Plant costs which will be multiplied by the Energy Ratio. The accumulated provision for depreciation shall be recalculated whenever the total original cost of Jointly Used Utility Plant is changed.

     3.212     The allowance for working capital used pursuant to
               Section 3.21 each month shall be the sum of (a) one-eighth (1/8) of the total annualized amount of operation and maintenance expense less purchased power and fuel charged to Buyer pursuant to Sections 3.11, 3.12, and 3.13 herein (b), the actual cash working fund requirement associated with fuel and purchased power costs as determined by a lead/ lag study for such costs based on the calendar year next preceding the billing month in question, and (c) a portion of the preceding month's total prepayments of property taxes, insurance and interest associated with electric operations. The portions referred to in (c) above shall be determined by the ratio of the original cost of the allocated portion of Jointly Used Utility Plant to the original cost of total electric utility plant as of the preceding
               December 31st.

     3.213 Rate of Return. The rate of return shall be calculated as of December 31st of the preceding year, based on the consolidated capital structure of the Seller at that time. Such structure will be the weighted cost of money for the long term debt at its embedded cost, preferred or preference stock at their respective embedded costs, and common equity at a cost of 11.7%, as approved by the Federal Energy Regulatory Commission in Docket No. ER93-328-000.

     3.214 The amount of deferred taxes allocable to Buyer shall be the product of Seller's deferred taxes which are attributable to the use of accelerated tax depreciation, and investment tax credits less any amounts of said taxes deducted from AFDC base multiplied by the ratio of (a) Jointly Used Utility Plant allocable to Buyer divided by (b) Seller's gross electric plant.

     3.22      Federal Income Taxes.    Each monthly bill rendered
               by Seller to Buyer shall include a charge to provide for Federal Income Tax allocable to Buyer, determined as follows:

     3.221     For the first eleven months of each calendar year
               said charge each month shall be:
               [(0.042929) (r-D/RBa) - (IA/RBa)] RBm
               Where: r =     The currently effective rate of return
                              pursuant to Section 3.21 herein

               D = The portion allocable to Buyer of the total net amount of additions and deductions made to Seller's "Net Utility Operating Income" in order to determine net income for Federal Income Tax purposes for the prior calendar year, except for those additions and deductions which can be directly related to retail service. The interest deduction used in the Federal income tax calculation shall exclude the interest component of AFDC accrued on the net of tax method. The portion of said additions and deductions allocable to Buyer shall be determined by multiplying the total net amount of such additions and deductions which are related to the Seller's electric operations by the percentage relationship which RBa bears to the Seller's total twelve month average net electric plant investment for the prior calendar year.

              IA = The portion allocable to Buyer of the total amortization of deferred investment tax credit
                    (ITC) (resulting from election of Option 2 as defined in Internal Revenue Code
                    Section 46(f)(2)) used to determine net income based upon the prior calendar year. The portion of said amortization of deferred ITC allocable to Buyer shall be determined by multiplying the total net amount of such amortizations which are related to the Seller's electric operations by one-twelfth (1/12) of the percentage relationship which RBa bears to the Seller's total twelve month average net electric plant investment for the prior calendar year.

             RBa = The Seller's twelve month average net plant investment allocable to Buyer for the prior calendar year, computed in accordance with the provisions of Section 3.21 herein.

             RBm = The Sellers net plant investment allocable to Buyer for the current month, computed in accordance with the provisions of Section 3.21 herein.

                   In the event that the Seller determines that the ratio D - RBa and IA - RBa as estimated for the current year will substantially differ from the prior year's ratio, the Seller may use in the foregoing equation its current estimate instead of the prior year's ratio in order to avoid a disproportionate charge during the month of December.

                   In the event that the net effective rate of Federal Income Tax changes from the present 34%, by the imposition of a tax surcharge or otherwise, the foregoing formula shall be modified by substituting for the ratio of
                   0.042929 the product of 1/12 times the ratio T :
                   (1 - T), where T is the new effective rate of Federal Income Tax. Said modification shall be effective for service rendered after such change in the rate of Federal Income Tax becomes effective. Similarly, in the event such a change in the net effective rate of Federal Income Tax occurs, the formula contained in Section 3.22 herein shall be modified, for the bill rendered for service during the next succeeding December, by substituting for the ratio of 0.515152 the ratio T - (1 - T) effective on a pro rata basis as of the date when such change in the effective rate of Federal Income Tax occurred.

     3.222 For the month of December said charge shall be [0.515152 (R -D)] - IA, less the sum of said charges billed for the preceding eleven months.

               Where:  R =    The total dollar amount of Return on
                              Investment billed by Seller to Buyer
                              pursuant to Section 3.21 herein during
                              current calendar year

               D = The total dollar amount of net additions and
                   deductions allocable to Buyer as computed in accordance with the provisions of Section 3.221 herein, except, that the computation shall be based on the current calendar year.

               IA = The total dollar amount of amortization of
                    deferred investment tax credit allocable to Buyer as computed in accordance with the provisions of Section 3.221 herein, except, that the computation shall be based on the current calendar year.

                   In the event that the information required to finally determine the appropriate charge here-under for the month of December is not available at the time the bill is due said charge may be estimated and, if it is estimated, will be finalized by a charge or credit on a subsequent bill when the necessary information becomes available.

     3.23 Property Insurance. Property insurance chargeable to Buyer shall be determined each month by multiplying that portion of the original cost of Seller's Jointly Used Utility Plant which is insured, by (1) the Demand Ratio, except for Production Coal Conversion Plant costs included therein, plus said Production-Coal Conversion Plant costs multiplied by the Energy Ratio, and by (2) the Seller's Insurance Ratio for the prior month.

     3.24      Depreciation Expense.    Depreciation Expense
               chargeable to Buyer shall be determined each month as the aggregate of amounts computed separately for each Functional Plant Group, by multiplying Seller's book depreciation expense for the prior month by (1) the Joint Use Ratio applicable to that Functional Group and by (2) the Applicable Demand Ratio or Energy Ratio.

     3.25 Amortization Expense. Amortization expense chargeable to Buyer shall be determined each month as the aggregate amount charged to Account 404 multiplied by the Energy Ratio.

     3.26 Property Taxes. Property taxes chargeable to Buyer shall be determined each month by multiplying that portion of the original cost of Seller's Jointly Used Utility Plant which is subject to property taxes by
               (1) the Demand Ratio, except for Production-Coal Conversion Plant costs included therein, plus said Production-Coal Conversion plant costs multiplied by the Energy Ratio, and by (2) the Seller's Property Tax Ratio for the prior month.

3.3  Credit To Buyer for Sales to Other Utility Systems.
     Buyer shall receive each month a credit for a proportionate share of revenue credited to Seller's revenue account arising from sales of capacity and energy under power sales agreements between Seller and other utility systems. Such credit shall be in amount equal to the sum of (i) the revenues from sales of energy during that month multiplied by the Energy Ratio for that month and (ii) the revenues from sales of capacity during the month multiplied by the Demand Ratio.

ARTICLE 4.     Facilities Provided by the Parties
               Seller, subject to its securing and retaining necessary exclusive rights and permits and to its continuing ownership and control of its existing generating and transmission facilities, shall furnish, maintain and operate the necessary facilities to provide Buyer with its electric requirements.

               Buyer shall provide, maintain and operate at its own liability and expense all facilities necessary to transmit and distribute electricity from the points of delivery to the points of use within Buyer's territory. Buyer shall own its proportionate share of production materials inventory as determined by the Demand Ratio, except for fuel stock inventory as determined by the Energy Ratio.

ARTICLE 5.     Meters and Metering
               Each party shall maintain suitable metering equipment to measure demands and energy delivered to its distribution system for use in determining the Energy Ratio and the Demand Ratio.

ARTICLE 6.     Billing and Payment

     6.1 Billing. Seller shall render bills monthly for all electricity delivered hereunder. Both Seller and Buyer shall have the right to examine the books, records and charts of the other to the extent necessary to verify the accuracy of any statement, charge or computation made under or pursuant to any of the provisions hereof.

     6.2 Payment. Buyer shall pay Seller at its general office located in Pearl River, New York, or at such other address as Seller shall designate, on or before the last day of the month following the month in which service is rendered. Simple interest shall accrue from the due date until the date of payment on any unpaid portion at the rate of interest paid on high grade commercial paper issued for 60 days through dealer placement as quoted on the last day of the month in which the bill is rendered.

ARTICLE 7.     Force Majeure
               Neither Seller nor Buyer shall be liable in damages to the other for any act, omission or circumstance occasioned by or in consequence of any acts of God, strikes, lockouts, acts of a public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints of rulers and peoples, civil disturbances, explosions, breakage or accident to machinery or lines, the binding order of any court or governmental authority which has been resisted in good faith by all reasonable legal means, and any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming suspension and which, by the exercise of due diligence, such party is unable to prevent or overcome. Failure to prevent or settle any strike or strikes shall not be considered to be a matter within the control of the party claiming suspension.

               Such causes or contingencies affecting the performance here under by either Seller or Buyer, however, shall not relieve it of liability in the event of its concurring negligence or in the event of its failure to use due diligence to remedy the situation and to remove the cause in an adequate manner and with all reasonable dispatch, nor shall such causes or contingencies affecting such performance relieve either party from its obligation to make payments of amounts then due hereunder in respect of electricity theretofore delivered.

ARTICLE 8. Reimbursement for Buyer's Jointly Used Utility Plant Each monthly bill rendered pursuant to this contract shall contain a credit to reimburse the Buyer for the portion of Buyer's expenses and the Fixed Costs of Buyer's plant properly allocable to Seller.

               Such credit shall be determined pursuant to all of the pro- visions of Article 3 herein. For the purpose of determining such credit the words "Seller" and "Buyer" as used in
Article 3 shall be construed as referring respectively to Rockland Electric Company and Orange and Rockland Utilities, Inc.

ARTICLE 9.     Term.
               This agreement shall become effective on January 1, 1993 and shall remain in effect unless cancelled by either party by written notice given as prescribed in Article 11 hereof but not less than six (6) months prior to the proposed date of cancellation.

ARTICLE 10.    Cancellation of Prior Contracts
               This agreement supersedes the Agreement between Orange and Rockland Utilities, Inc. and Rockland Electric Company dated March 17, 1989, and designated as Rate Schedule F.E.R.C. No. 61.

ARTICLE 11.    Notices.
               All notices from one party to the other shall be given by telegram, United States mail or by the delivery of a written notice to such offices of either company as may be agreed upon at times or from time to time in writing by the parties, it being initially agreed that:

               Notices to Seller shall be addressed to it at
               One Blue Hill Plaza
               Pearl River, New York  10965

               Notices to Buyer shall be addressed to it at

               82 E. Allendale Avenue
               Saddle River, New Jersey  07458



ARTICLE 12.    Successors and Assigns
               This agreement shall bind and run in favor of the parties hereto and their respective successors, lessees and assigns as fully as though such successors, lessees and assigns were originally the parties hereto.

               IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective corporate officers and their respective corporate seals to be hereto affixed, all as of the day and year first above written.

Dated: March 17, 1993  ORANGE AND ROCKLAND UTILITIES, INC.


                       By L. M. DiValentino
                          Vice President and Controller
Attest:


By Victor Roque


                       ROCKLAND ELECTRIC COMPANY



                       By Victor J. Blanchet, Jr.
                          President and Chief Operating
                          Officer

Attest:


By Gerard A. Maher

                        Certificate of Concurrence


     This is to certify that Rockland Electric Company assents to and concurs in the rate schedule described below, which Orange and Rockland Utilities, Inc. has filed, and hereby files this certificate of concurrence in lieu of the filing of the rate schedule. The filed rate schedule is a revised Power Supply Agreement between Orange and Rockland Utilities, Inc. and Rockland Electric Company, and is intended to supersede the currently effective Power Supply Agreement, Rate Schedule FERC No. 61.



                         ROCKLAND ELECTRIC COMPANY



                         By Victor J. Blanchet, Jr.
                            Victor J. Blanchet, Jr.
                            President and Chief Operating
                            Officer